EXHIBIT 99

FORM 4 - JOINT FILER INFORMATION

NAME:	KPN TELECOM B.V.

ADDRESS:	MAANPLEIN 55 2516 CK THE HAGUE THE NETHERLANDS

DESIGNATED FILER:	KONINKLIJKE KPN N.V.

ISSUER & TICKER SYMBOL:	EUROWEB INTERNATIONAL CORP. (EWEB)

DATE OF EARLIEST TRANSACTION REQUIRED TO BE REPORTED:	10/02/03

SIGNATURE:	KPN TELECOM B.V.

	BY:	KONINKLIJKE KPN N.V., ITS SOLE DIRECTOR

	BY:	/s/ C.J. BOOGAERDT, BY POWER OF ATTORNEY

NAME: C.J. BOOGAERDT
TITLE: DEPUTY TREASURER